Exhibit 10.2

March 28, 2005

VIA HAND DELIVERY

Arnold Waldstein

Keynote Systems, Inc.

Re:	Terms of Separation

Dear Arnold:

This letter confirms the agreement between you and Keynote Systems, Inc. concerning the terms of your separation from Keynote and offers you the continued employment and separation compensation we discussed in exchange for a release of claims.

1. Termination Date: You will continue your employment with Keynote as its Vice President of Marketing through June 15, 2005 the “Termination Date.”

2. Payment of Accrued Vacation: From May 1, 2005 through the Termination Date, instead of being paid your regular salary, you will be paid your accrued but unused vacation pay, until it is exhausted. During this period, you will not continue to accrue additional vacation time, but you will be covered at your current level of coverage under the existing Keynote benefit plans and, with respect to any stock options granted to you, you will continue to vest any unvested shares (subject to the grant documents pertaining to those options).

3. Consideration for Release: Keynote agrees to continue your employment through the Termination Date in consideration for your execution of this release. By signing below, you acknowledge that you are receiving the continued employment in consideration for waiving your right to claims referred to in this agreement and that you would not otherwise be entitled to such continued employment.

4. Separation Pay in Exchange for Supplemental Release: In addition, contingent on your execution of a supplemental release of claims to be presented to you on the Termination Date, Keynote agrees to pay you three months wages, less applicable state and federal payroll deductions. Keynote will make this payment on the eighth day following your execution of the supplemental release of claims. The supplemental release of claims will be substantially similar to the exemplar release attached as Exhibit A to this agreement.

5. Waiver of Claims: The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with Keynote or your separation from Keynote. You hereby release and waive any other claims you may have against Keynote and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

6. Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

7. Legal and Equitable Remedies: You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

8. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

9. Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this settlement, you will state only that you and Keynote reached an amicable resolution of any disputes concerning your separation from Keynote. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

10. No Admission of Liability: This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

11. Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12. Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

13. Consideration and Revocation Period: You acknowledge you have been given twenty-one (21) days to consider this agreement and that you may revoke this agreement within seven (7) days of signing it. If you revoke this agreement, it shall not be effective or enforceable and you will not receive the benefits described in this agreement. If you do not revoke this agreement by the close of business on the seventh calendar day after you sign this agreement, its legally effective date shall be the eighth (8th) calendar day after the date of your signature.

If you agree to abide by the terms outlined in this letter, please sign the attached copy and return it to me.

Sincerely,

Keynote Systems, Inc.

By:	/s/ Keynote Systems, Inc.

READ, UNDERSTOOD AND AGREED

/s/ Arnold Waldstein	Date: 3/28/2005
Arnold Waldstein

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